EXHIBIT 5.1

[MORRISON & FOERSTER LLP LETTERHEAD]

July 29, 2005

Wireless Facilities, Inc.

4810 Eastgate Mall

San Diego, California 92121

Re:                               Wireless Facilities, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 of Wireless Facilities, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,500,000 shares of the Company’s common stock, $0.001 par value (the “Stock”) issuable from time to time in connection with the Company’s 2005 Equity Incentive Plan (the “Plan”).

As the Company’s counsel, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Stock under the Plan, and such documents as we have deemed necessary to render this opinion.  For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of Stock under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Stock, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

Morrison & Foerster LLP